Exhibit 99.1

CVS Corporation

One CVS Drive

Woonsocket, RI 02895

March 8, 2007

Caremark Rx, Inc.

211 Commerce Street

Suite 800

Nashville, TN 37201

Attention: General Counsel

Facsimile No.: (615) 743-6611

Re:	Waiver Agreement between CVS Corporation and Caremark Rx, Inc., dated as of January 16, 2007 relating to the Agreement and Plan of Merger dated as of November 1, 2006 (as amended)

Ladies & Gentlemen:

Reference is made to (i) that certain Waiver Agreement between CVS Corporation (“CVS”) and Caremark Rx, Inc. (“Caremark”), dated as of January 16, 2007 (the “Original Waiver Agreement”) and (ii) that certain amendment to the Waiver Agreement between CVS and Caremark, dated as of February 12, 2007 (the “Initial Amendment”; the Original Waiver Agreement, as amended by the Initial Amendment, the “Waiver Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Waiver Agreement.

The parties hereto agree that the Waiver Agreement is hereby amended by deleting the reference to “$6.00” in the fourth line of the first paragraph thereof and replacing it with “$7.50”.

Furthermore, the parties hereto agree that, the Waiver Agreement shall be amended by deleting the fourth paragraph thereof (relating to the accelerated share repurchase) in its entirety and replacing it with the following:

“Furthermore, the parties hereto agree that as promptly as practicable after the Effective Time, CVS will undertake a tender offer for 150 million shares of CVS Stock (or such lesser number of shares that are tendered in the tender offer) at a fixed price of $35.00 per share. CVS will borrow the funds necessary to consummate this tender offer. The terms of any such borrowing shall be customary for transactions of this type. For the sake of clarity, nothing in this paragraph and no action contemplated by this paragraph, shall give rise to any adjustment to the Exchange Ratio pursuant to Section 2.10 of the Merger Agreement or give rise to a breach of any of the covenants in Section 7.01.”

Except as specifically amended by this letter agreement, the Waiver Agreement will remain unchanged, and as amended hereby the Waiver Agreement remains in full force and effect.

Article 11 of the Merger Agreement (other than Section 11.04 thereof) is hereby incorporated by reference into this letter agreement and shall apply to this letter agreement equally as if set forth fully herein. This letter agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

* * * * *

This letter agreement shall be effective on the date first set forth above. If you agree with the foregoing, please indicate your agreement by signing in the place indicated below.

Sincerely, CVS CORPORATION

By:	/s/ Douglas A. Sgarro
Name:	Douglas A. Sgarro
Title:	Executive Vice President and Chief Legal Officer

Accepted and agreed as of

the date first written above:

CAREMARK RX, INC.

By:	/s/ William R. Spalding
Name:	William R. Spalding
Title:	Executive Vice President – Strategic Initiatives

cc:	King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036-4003

Attention:	Michael O’Brien

Tracey A. Zaccone

Facsimile No.: (212) 556-2222